CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-ROSE MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

January 21, 2021

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-ROSE Series (the “VV-ROSE Series”) and the creation of the VV-ROSE Interests (the “VV-ROSE Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in January 2021 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-ROSE Series and the creation of the VV-ROSE Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-ROSE Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-ROSE Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-ROSE Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-ROSE Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-ROSE Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-ROSE Interests

AUTHORIZED SHARES:	Minimum: 1,000 / Maximum: 1,000 Interests

SERIES ASSETS:	Rose Champagne Collection
	Wine	Vintage	Quantity	Bottle Size (ml)
	Louis Roederer, Cristal Rose	2012	3	750
	Pol Roger, Rose Brut Vintage	2002	24	750
	Charles Heidsieck, Rose Millesime	2008	36	750
	Louis Roederer, Cristal Vinotheque Rose	1999	4	1500
	Louis Roederer, Cristal Vinotheque Rose	1999	3	750
	Louis Roederer, Cristal Rose	2012	4	1500

VOTING POWERS:	No Voting Powers.

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-ROSE to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:   Nicholas King

NAME:  Nick King

TITLE: Managing Member